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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Metals USA
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 20, 2005

To Our Stockholders:

        On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Metals USA, Inc. to be held on Tuesday, June 28, 2005, at 9:00 a.m., local time, at the Millenium Hilton, 55 Church Street, New York, New York. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. Our Form 10-K/A and our first quarter 10Q, which are not a part of the proxy materials, are also enclosed and provide additional information regarding our business operations and financial results for the year ended December 31, 2004, and the quarter ended March 31, 2005.

        We hope that you will be able to attend the Annual Meeting. Whether you plan to attend or not, please execute and return the proxy card in the enclosed envelope, or vote electronically as described on the proxy card, so that your shares will be represented. Your vote is important. If you are able to attend the meeting in person, you may revoke your proxy and vote your shares in person. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

        We are pleased to offer stockholders the opportunity to receive future annual reports and proxy materials electronically over the Internet. You can consent to participate in this program in the future as described on the enclosed proxy card.

        We look forward to seeing you at the meeting.

Sincerely,

C. Lourenço Gonçalves Chief Executive Officer and President

One Riverway Suite 1100 Houston, Texas 77056 Tel (713) 965-0990 Fax (713) 965-0067 Toll Free (888)871-8701

Metals USA, Inc.
One Riverway, Suite 1100 Houston, Texas 77056

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 28, 2005

TO THE STOCKHOLDERS:

        The 2005 Annual Meeting of Stockholders of Metals USA, Inc. will be held at the Millenium Hilton, 55 Church Street, New York, New York at 9:00 a.m., local time, on Tuesday, June 28, 2005, for the following purposes:

  1.
  To elect nine directors, each of whom will hold office until the 2006 Annual Meeting or until his successor has been qualified and elected.

  2.
  To transact such other business as may properly be brought before the meeting or any adjournment thereof.

        Only record holders of our common stock at the close of business on May 9, 2005 are entitled to notice of and to vote at the meeting. We urge you to sign and date the enclosed proxy card and return it promptly by mail in the enclosed envelope, or vote electronically as described on the proxy card, whether or not you plan to attend the meeting in person. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.

By Order of the Board of Directors,

John A. Hageman Secretary

Houston, Texas
May 20, 2005

One Riverway Suite 1100 Houston, Texas 77056 Tel (713) 965-0990 Fax (713) 965-0067 Toll Free (888)871-8701

METALS USA, INC.
One Riverway, Suite 1100 Houston, Texas 77056

PROXY STATEMENT

MEETING OF STOCKHOLDERS TO BE HELD JUNE 28, 2005

GENERAL

        We are furnishing this proxy statement in connection with the solicitation of proxies by the Board of Directors of Metals USA, Inc., a Delaware corporation, for use at our Annual Meeting of Stockholders to be held at the Millenium Hilton, 55 Church Street, New York, New York at 9:00 a.m., local time, on Tuesday, June 28, 2005, and any postponement or adjournment thereof. We are holding the Annual Meeting for the purposes described in the accompanying Notice of 2005 Annual Meeting of Stockholders. We are mailing this proxy statement, the accompanying proxy card and the Notice of 2005 Annual Meeting of Stockholders on or about May 20, 2005. When we use the terms "we", "our", "us", or "Metals USA" in this proxy statement, we are referring to Metals USA, Inc.

RECORD DATE AND VOTING SECURITIES

        The Board of Directors has fixed the close of business on May 9, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At the close of business on April 29, 2005, 20,282,790 shares of our common stock, par value $.01 per share, were outstanding and entitled to vote. We have no other outstanding classes of voting securities. Each share of our common stock has one vote. A proxy will be voted in the manner specified on the proxy, or if no manner is specified, will be voted in favor of the proposals set forth in the attached notice.

        We cannot hold the Annual Meeting unless a quorum equal to a majority of the outstanding shares of our common stock is represented (in person or by proxy) at the meeting. If there are not sufficient shares represented at the Annual Meeting to constitute a quorum, we may postpone or adjourn the Annual Meeting to permit us to solicit additional proxies. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you wish to abstain from voting on any or all matters introduced at the meeting. "Broker non-votes" (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) are not considered "shares present" and will not be counted toward attendance by a quorum.

        The election of directors will be determined by a plurality of the votes cast at the meeting. Accordingly, abstentions will have no effect on the outcome of the election of directors. Cumulative voting for the election of directors is not permitted.

REVOCATION OF PROXY

        Giving the enclosed proxy does not preclude your right to vote in person if you so desire. If you submit a proxy, you may revoke it at any time before the vote by:

  •
  notifying our corporate secretary, John A. Hageman, in writing of such revocation;

  •
  signing a subsequent proxy and sending it to Mr. Hageman; or

  •
  attending the Annual Meeting in person and voting in person.

        Any notices or subsequent proxies sent to Mr. Hageman should be directed to the following address:

John A. Hageman,
Secretary
Metals USA, Inc.
One Riverway, Suite 1100
Houston, Texas 77056

        If you submit a proxy and attend the meeting to vote in person, you must notify Mr. Hageman at the Annual Meeting of your intention to vote in person at the Annual Meeting.

SOLICITATION EXPENSES

        We will bear the expense of preparing, printing and mailing proxy solicitation materials. In addition to solicitation of proxies by mail, certain of our directors, officers, representatives or employees may solicit proxies, personally and by telephone. None of these persons will receive any additional or special compensation for doing so, other than reimbursement for reasonable out-of-pocket expenses. We will, upon request, reimburse banks, brokers and other nominees for their reasonable expenses in sending proxy materials to their principals and obtaining their proxies.

        We are mailing our Form 10-K/A and 10-Q to all stockholders entitled to vote at the Annual Meeting, which do not constitute part of the proxy solicitation materials.

PROPOSAL 1—ELECTION OF DIRECTORS

        Our certificate of incorporation, as amended by the Board of Directors, requires that our Board of Directors consist of at least nine directors. Nine directors are standing for re-election for a one-year term, at the Annual Meeting, all of whom are current directors whose terms expire at the 2005 Annual Meeting. The directors standing for re-election are:

James E. Bolin Eugene I. Davis Daniel W. Dienst John T. DiLacqua, Jr. C. Lourenço Gonçalves	John G. Leckie Gerald E. Morris Charles P. Sanida Scott M. Tepper

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL NOMINATED DIRECTORS. EACH PROXY WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN SUCH PROXY.

INFORMATION REGARDING DIRECTOR NOMINEES

        Eugene I. Davis, 50, has been one of our directors since October 2002. From November 2002 until February 2003, Mr. Davis served in the Office of the Chairman as our Co-President and Chief Executive Officer. Mr. Davis is the Chairman and Chief Executive Officer of Pirinate Consulting Group, L.L.C., a position he has held since 1999, and was the Chairman and Chief Executive Officer of RBX Industries, Inc., a manufacturer and distributor of foam products, a position he has held from September 2001 to November 2003. Mr. Davis served as the Chief Restructuring Officer for RBX Industries from January 2001 to September 2001. Mr. Davis has served on the CFN Liquidating Trust Committee for the former Contifinancial Corporation and its affiliates since April 2001. Mr. Davis also currently serves as a director for Eagle Geophysical, Inc., Tipperary Corporation, Metrocall Holdings, Inc., Aquis Wireless Communications, Inc., Knology, Inc. and Conti.

        Daniel W. Dienst, 39, has been the chairman of our Board of Directors since October 2002. From November 2002 until February 2003, Mr. Dienst served in the Office of the Chairman as our Co-President and Chief Executive Officer. Mr. Dienst is the President and Chief Executive Officer of Metal Management, Inc., a position he has held since January 2004. From May 2000 to January 2004, Mr. Dienst served as a Managing Director of the Corporate and Leveraged Finance Group of CIBC World Markets Group. From January 1999 through April 2000, Mr. Dienst held various positions within CIBC, including Executive Director of the High Yield/Financial Restructuring Group. From October 1995 to March 1998, Mr. Dienst served in various capacities with Jefferies & Company, Inc., most recently as its Vice President, Corporate Finance/Restructurings. Mr. Dienst has served on the board of directors of Metal Management since June 2001, has been Chairman since April 1, 2003 and President and CEO since January 2004.

        John T. DiLacqua, Jr., 53, has been one of our directors since October 2002. From 1999 to 2004, Mr. DiLacqua served as the President, Chief Executive Officer and director of Envirosource, Inc. since 1999. From 1997 to 1998, Mr. DiLacqua served as President of the U.S. Ferrous Division of Philip Services. Mr. DiLacqua served as President of the Luria Brothers Division of Connell Limited Partnership, one of the largest companies in the ferrous scrap recycling industry, from 1994 to 1997, and served as Vice President of Finance and Administration of Luria Brothers from 1990 to 1994. Mr. DiLacqua has also served on the board of directors of Metal Management, Inc. since 2001 and of Russell-Stanley from 2001 until February 2004.

        C. Lourenço Gonçalves, 47, has been our President and Chief Executive Officer and one of our directors since February 2003. Mr. Gonçalves served as President and Chief Executive Officer of California Steel Industries, Inc. from March 1998 to February 2003. From 1981 to 1998, he was employed by Companhia Siderurgica Nacional, where he held positions as a managing director, general superintendent of Volta Redonda Works, hot rolling general manager, cold rolling and coated products general manager, hot strip mill superintendent, continuous casting superintendent and quality control manager. Mr. Gonçalves is a metallurgical engineer with a Masters degree from the Federal University of Minas Gerais State and a bachelor's degree from the Military Institute of Engineering in Rio de Janeiro, Brazil.

        John G. Leckie, 67, has been one of our directors since October 2002. Mr. Leckie currently serves as a publicly-elected supervisor for the Dunes Community Development District and as a principal of Tourguidemike LLC. Mr. Leckie formerly served for 41 years with Alcoa, Inc., including the positions of President of Tifton Aluminum Company and Executive Vice President of Alcoa Extruded Construction Products. Mr. Leckie is Chairman of our Compensation, Benefits and Governance Committee.

        Gerald E. Morris, 73, has been one of our directors since October 2002. Mr. Morris currently serves as the President and Chief Executive Officer of Intalite International N.V., a diversified holding company with investments primarily in the metals fabrication industry. Mr. Morris also serves as a director and as chairman of the audit committee of Beacon Trust Company. Mr. Morris previously served as Chairman of the board of directors of Allmet Building Products, which we acquired in 1999. Mr. Morris has previously served as a director of Rexel, Inc. and Tivoli Industries, Inc., and as trustee of the Blanchard Group of Funds. Mr. Morris is a certified public accountant and Chairman of our Audit Committee. Mr. Morris also serves as a director of Metal Management, Inc., a position he has held since January 2004.

        Charles P. Sanida, 71, has been one of our directors since October 2002. Mr. Sanida is the President and Chief Executive Officer of Carlisle, Inc., a plant operations and management consulting firm, a position he has held since May 2002. Mr. Sanida was in the steel industry with several major steel corporations for 42 years, with involvement in all aspects of the industry, including steel production, product manufacture, sales, marketing and distribution. From 1989 until April of 2002,

Mr. Sanida held various senior management positions within IPSCO, Inc. and/or IPSCO Steel Inc., including President, Executive Vice President and Chief Operating Officer, Senior Vice President and Chief Technology Officer, and chairman of several subsidiaries.

        Scott M. Tepper, 44, has been one of our directors since May 2004. Mr. Tepper has been President of Horizon Natural Resources since April 2003, Acting Chief Executive Officer since May 2003, Chief Restructuring Officer since October 2002 and a member of Horizon's Board of Directors since May 2002. Previously, he was Vice Chairman and Acting Chief Operating Officer of Bio-Plexus, Inc., a medical device company, from October 2000 to July 2002. He is the founder and principal of KST Consulting, a healthcare consulting firm. From 1992 to 1996, Mr. Tepper served as acting Chief Operating Officer of FoxMeyer Canada.

        James E. Bolin, 46, has been one of our directors since May 2004. Mr. Bolin served as Managing Director of the Credit Research and Analysis Group at Citadel Investment Group, L.L.C., Chicago, Illinois, from 2003 to April 2005. Prior to joining Citadel, Mr. Bolin was a partner in Appaloosa Management L.P., a New Jersey-based hedge fund which he joined in 1995. From 1989 to 1995, Mr. Bolin was a Vice President at Goldman Sachs & Co. in the roles of Proprietary Trader, Director of Corporate Bond Research, and High Yield Analyst. Mr. Bolin serves as a director of Inamed Corporation, a medical device manufacturer.

INFORMATION REGARDING THE BOARD OF DIRECTORS

MEETINGS

        In 2004, the Board of Directors met nine times. In addition to Board meetings, directors attended meetings of separate committees of the Board. In 2004, all directors attended at least 75% of the meetings of the Board and committees on which they serve. The Board of Directors has two standing committees.

COMMITTEES OF THE BOARD

        Audit Committee.    The Audit Committee met seven times in 2004. Its members are Gerald E. Morris (Chairman), John T. DiLacqua, Jr., John G. Leckie, and Scott M. Tepper, each of whom has been determined by our Board to be "independent," as defined under federal securities laws and the NASDAQ listing requirements. Mr. Morris is the Audit Committee financial expert. The Audit Committee:

  •
  makes recommendations to the Board of Directors with respect to our independent auditors;

  •
  reviews the scope of the annual audit and meets periodically with our independent auditors to review their findings and recommendations;

  •
  reviews quarterly financial information and earnings releases prior to dissemination to the public;

  •
  approves major accounting policies or policy changes; and

  •
  oversees our management's review of principal internal controls to assure that we are maintaining a sound and effective system of financial controls.

The Audit Committee operates under a written charter adopted by our Board of Directors. Please see "Report from the Audit Committee."

        Compensation, Benefits and Governance Committee.    The Compensation, Benefits and Governance Committee met two times in 2004. Its members were John G. Leckie (Chairman), John T. DiLacqua, Jr., Gerald E. Morris and Charles P. Sanida. Effective January 1, 2005, Eugene I. Davis was added as a member of the Committee. The Compensation, Benefits and Governance Committee:

  •
  periodically determines the amount and form of compensation and benefits payable to all principal officers and certain other management personnel; and

  •
  administers our incentive compensation plan.

Please see "Report of Compensation, Benefits and Governance Committee on Executive Compensation."

        Nominations.    Our Board of Directors does not have a standing nominating committee or a committee performing similar functions. The Board believes that such a committee is not necessary because of the process through which the Board considers director nominees. Our independent directors have established desired qualification, background and selection criteria for director nominees, which include:

  •
  Education and senior management or board level experience that provides knowledge of business, financial, governmental or legal matters that are relevant to our business or to our status as a publicly owned company;

  •
  Demonstrated ability to make independent analytical inquiries;

  •
  An understanding and appreciation of the duties and responsibilities of a director of a publicly owned company, including SEC reporting responsibilities;

  •
  A reputation for personal and professional ethics, integrity and values, and for practical wisdom and mature judgment; and

  •
  Willingness and ability to devote sufficient available time to be able to effectively fulfill the duties and responsibilities of a director.

        Prior to annual meetings (and at any other applicable times), the Compensation, Benefits and Governance Committee makes recommendations to the full Board prior to such annual meeting concerning all nominees that meet the criteria for Board membership, whether nominated by directors, shareholders or others. The Board will consider all director candidates recommended by holders of common stock in accordance with our bylaws, which require timely delivery of any such nomination and all biographical and other information required with respect to such nominee under SEC filing requirements.

DIRECTOR COMPENSATION

        Office of the Chairman.    During the first quarter of 2003, Messrs. Dienst and Davis served as members of the Office of the Chairman, for which we paid Mr. Dienst $75,000 and Mr. Davis $55,000. Neither of them received any other compensation as a director during that time other than reimbursement for out of pocket expenses.

        Annual Retainer Fees.    During 2004, we paid each non-employee director other than Mr. Dienst a quarterly retainer of $10,000 ($40,000 annual). Because Mr. Dienst serves as Chairman of the Board (a non-executive position), we paid him a quarterly retainer fee of $37,500 for 2004 ($150,000 total). We paid the chairs of the Audit Committee and the Compensation, Benefits and Governance Committee an additional quarterly retainer of $2,500 ($10,000 annual), and each other member of those committees received an additional quarterly retainer of $1,250 ($5,000 annual). In 2005, the chairman of the Audit Committee will be paid a quarterly retainer of $5,000 ($20,000 annual) and the chairman of the Compensation, Benefits and Governance Committee will be paid a quarterly retainer of $3,125 ($12,500 annual). Each member of the Audit committee will be paid a quarterly retainer of $2,500 ($10,000 annual) and each member of the Compensation, Benefits and Governance Committee will be paid a quarterly retainer of $1,875 ($7,500 annual).

        Meeting Fees.    In 2004, we paid each non-employee director a fee of $2,000 for each board or committee meeting attended in person and $1,000 for each board or committee meeting attended by teleconference. Mr. Dienst and Mr. Davis did not receive meeting fees during their service in the Office of the Chairman. If board or committee meetings are held on the same day, only one fee is paid.

        Option or Stock Awards.    In April 2003, we granted each non-employee Director other than Mr. Dienst an initial stock option grant of 22,500 shares, and we granted Mr. Dienst an initial stock option grant of 75,000 shares. We make annual stock option grants of 7,500 shares (25,000 in the case of Mr. Dienst) to non-employee directors on November 1 of each year. Messrs. Tepper and Bolin each received 22,500 of initial stock options grants on May 17, 2004. Newly-elected directors each will receive an initial stock option grant of 22,500 shares upon election to the Board and an annual stock option grant of 7,500 shares upon each subsequent reelection. All such stock options have an exercise price equal to fair market value on the date of grant and vest ratably over three years from the date of grant. All such options owned by a director vest immediately if that director is not reelected.

        Other Benefits/Compensation.    We reimburse directors for their reasonable expenses in attending board meetings. We also typically compensate directors on the basis of $2,000 per diem plus out-of-pocket expenses for special projects and work assignments requiring time commitments that are determined by the Board to be in excess of those typically expected or required of Board or committee members.

        Mr. Gonçalves is the only director who is also a Company employee, and he does not receive any additional compensation for serving on the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows the ownership of Metals USA common stock as of April 29, 2005 by (1) each director and director nominee, (2) each executive officer, (3) all executive officers and directors as a group, and (4) each person known to us to beneficially own more than 5% of our outstanding common stock. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Number of Warrants Beneficially Owned	Number of Shares That May be Acquired within 60 Days by Exercise of Options	Shares Beneficially Owned as a Percentage of Total Outstanding Shares
Citadel Limited Partnership(3)	3,386,636	7,305	0	16.7%
Brandywine Asset Management, LLC(4)	2,080,825	0	0	10.3%
C. Lourenço Gonçalves	38,000	0	200,001	*
Terry L. Freeman	30,475	6,817	16,667	*
John A. Hageman	19,204	7,254	16,667	*
Daniel W. Dienst	15,000	0	58,334	*
Charles P. Sanida	10,000	2,000	17,500	*
Robert C. McPherson, III	4,000	0	5,000	*
William R. Bennett	4,000	0	8,334	*
Roger Krohn	4,000	24,326	1,667	*
John G. Leckie	2,000	0	17,500	*
Gerald E. Morris	5,000	10,053	17,500	*
Eugene I. Davis	0	0	17,500	*
John T. DiLacqua, Jr	0	0	17,500	*
Scott M. Tepper	0	0	7,500	*
James E. Bolin	0	0	7,500	*
All executive officers and directors as a group (14 persons)	131,679	50,450	409,170	*

*
Less than 1%.

(1)
Unless otherwise indicated, the address of each person listed is c/o Metals USA, Inc., One Riverway, Suite 1100, Houston, Texas 77056.

(2)
Excludes shares that may be acquired through exercise of warrants or options.

(3)
c/o Citadel Investment Group, LLC, 131 S. Dearborn St., 32nd Floor, Chicago, IL 60603. Shared voting power of the aggregate amount beneficially owned by Citadel Limited Partnership, GLB Partners, L.P., Citadel Investment Group, L.L.C., Kenneth Griffin, Citadel Wellington Partners, L.P., Citadel Distressed and Credit Opportunity Fund Ltd., Citadel Kensington Global Strategies Fund Ltd., Citadel Credit Trading Ltd and Citadel Equity Fund Ltd.

(4)
Three Christina Centre, St. 1200, 201 N. Walnut Street, Wilmington, DE 19801. Shared voting power of the aggregate amount beneficially owned by various accounts managed by Brandywine Asset Management, LLC.

EXECUTIVE OFFICERS

        The Board elects our executive officers annually at its first meeting following each annual meeting of our stockholders. Information concerning Mr. Gonçalves is set forth above under "Information Regarding Director Nominees." Information concerning other executive officers is set forth below.

        Terry L. Freeman, 54, became Senior Vice President and Chief Financial Officer in January 2003. Prior to that time, Mr. Freeman served as Senior Vice President and Chief Accounting Officer since May 2001 and as Vice President and Chief Accounting Officer since July 1997.

        John A. Hageman, 50, became Senior Vice President, Chief Legal Officer and Secretary in April 1997. From 1987 through 1997, Mr. Hageman was Senior Vice President of Legal Affairs, General Counsel and Secretary of Physician Corporation of America. From 1981 to 1987, Mr. Hageman was a partner with a law firm in Wichita, Kansas.

        Robert C. McPherson, III, 41, became Senior Vice President on March 31, 2003 and was placed in charge of the operations of our Building Products Group on August 12, 2004. Prior to joining us, Mr. McPherson was employed at California Steel Industries, Inc. ("CSI") from 1989 until March 2003. Mr. McPherson served in a number of capacities at CSI, most recently having served as Treasurer and Controller from 1996 until 2003, Assistant Treasurer from 1992 until 1996, and as Cash Management Administrator from 1989 until 1992.

        William R. Bennett, 58, became Senior Vice President on November 1, 2002 and is responsible for the operations of our Plates and Shapes Group. Mr. Bennett served as President, CEO and COO of Levinson Steel Company from 1991 until 1998. After we acquired Levinson Steel Company, Mr. Bennett remained its president until 1999. From 1971 until 1988, Mr. Bennett served in various capacities at DuBose Steel, Inc., a private steel company, including serving as its CEO from 1983 to 1988.

        Roger Krohn, 52 became Senior Vice President on May 17, 2004 and is responsible for the operations of our Flat Rolled Group. Mr. Krohn served as President of Krohn Steel Service Center from 1982 until 1998. After we acquired Krohn Steel Service Center, Mr. Krohn remained as President and General Manager until becoming President of the Flat Rolled Group in November, 2003. After attending college, Mr. Krohn served seven years as a pilot in the US Air Force commissioned as an officer in 1975.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table summarizes certain information concerning compensation earned by our Chief Executive Officer and each of our four other most highly compensated executive officers during 2002, 2003 and 2004.

							Long-Term Compensation
		Annual Compensation
							Restricted Stock Awards (shares)		Securities Underlying Options Granted(9)
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)						All Other Compensation ($)(11)
C. Lourenco Gonçalves(1) President and CEO	2004 2003 2002	445,213 342,528 —	1,046,560 339,600 —	(10) (3)	— — —		7,622 12,000 —	(2) (8)	22,747 300,000 —	(4)	4,954 42,949 —
Terry L. Freeman Senior Vice President	2004 2003 2002	294,484 268,942 207,200	391,780 194,800 14,213	(10) (3)	— — 150,000	(5)	4,355 6,000 —	(2) (8)	12,998 50,000 —		5,718 1,949 28,207
William R. Bennett(6) Senior Vice President	2004 2003 2002	291,917 289,000 48,167	483,780 194,800 —	(10) (3)	— — —		4,210 6,000 —	(2) (8)	12,565 25,000 —		834 528 130
John A. Hageman Senior Vice President	2004 2003 2002	271,715 259,769 232,200	360,780 194,800 15,407	(10) (3)	— — 168,750	(5)	3,920 6,000 —	(2) (8)	11,698 50,000 —		12,804 4,291 33,495
Roger Krohn(7) Senior Vice President	2004 2003 2002	261,572 156,632 149,467	441,780 60,000 —	(10) (3)	— — —		4,065 6,000 —	(2) (8)	12,132 5,000 —		— — —

(1)
Became President and CEO in February 2003.

(2)
Stock grants vest January 28, 2008.

(3)
Includes fair market value of the stock grants made February 1, 2004: (a) Mr. Gonçalves—$39,600 and (b) Messrs. Freeman, Bennett, Hageman and Krohn—$19,800.

(4)
Each increment of 100,000 options has a strike price of $4.75, $9.50 and $14.25, respectively.

(5)
Payment received under the Key Employee Retention Plan approved by the Bankruptcy Court on June 2, 2002.

(6)
Became Senior Vice President in November 2002.

(7)
Became Senior Vice President in May 2004.

(8)
Stock grants vest 1/3 annually beginning February 2004.

(9)
All options vest 1/3 annually and have a five year term.

(10)
Includes fair market value of stock grants made February 1, 2005: (a) Mr. Gonçalves-$71,560; and Messrs. Freeman, Bennett, Hageman and Krohn-$35,780.

(11)
Includes the value of (a) contributions to 401(k) plans, (b) premiums paid for term life insurance for the benefit of the insured, and (c) relocation expenses paid and (d) country club dues. The amounts described in clauses (a), (b), (c) and (d) above for each of the above officers paid in 2004 are set forth below:

	2004				2003
	(a)	(b)	(c)	(d)	(a)	(b)	(c)	(d)
C. Lourenço Gonçalves	4,100	4,954	—	—	—	2,261	40,688	—
Terry L. Freeman	4,100		—	5,718	—	1,949	—	—
William R. Bennett	4,100	834	—		—	528	—	—
John A. Hageman	4,100	5,975		6,829	—	4,291	—	—
Roger Krohn—	4,100	—	—	—	—	—	—	—

STOCK OPTIONS

INDIVIDUAL OPTION GRANTS IN 2004

        The following table presents information regarding stock options granted to certain executive officers during 2004.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2004	Exercise Price	Expiration Date	Present Value at Grant Date
C. Lourenco Gonçalves	—	—	—	—	—
William R. Bennett	—	—	—	—	—
Terry L. Freeman	—	—	—	—	—
John A. Hageman	—	—	—	—	—
Roger Krohn	—	—	—	—	—

YEAR END 2004 OPTION VALUES

        The following table presents information regarding unexercised options held by certain executive officers as of December 31, 2004. None of those officers exercised options during 2004.

	Number of Unexercised Options at December 31, 2004		Value of Unexercised "In-the-Money" Options at December 31, 2004(1)
Name
	Exercisable	Unexercisable	Exercisable		Unexercisable
C. Lourenco Gonçalves.	33,334 33,334 33,334	66,666 66,666 66,666	$ $ $	460,009 301,672 143,336	$ $ $	919,990 603,327 286,663
William R. Bennett	8,334	16,666		$115,009		$229,990
Terry L. Freeman	16,667	33,333		$230,004		$459,995
John A. Hageman	16,667	33,333		$230,004		$459,995
Roger Krohn	1,667	3,333		$18,004		$45,995

(1)
Options are "in-the-money" if the closing market price of our common stock exceeds the exercise price of the options. The exercise prices of the options granted in 2003 to Mr. Gonçalves are as follows: 100,000 shares at $4.75 per share; 100,000 shares at $9.50 per share; and 100,000 shares at $14.25 per share. The exercise price of the options granted in 2003 to Messrs. Bennett (25,000 shares), Hageman (50,000 shares), Freeman (50,000 shares), and Krohn (5,000) is $4.75 per share. The closing price of one share of our common stock on the Nasdaq on December 31, 2004 was $18.55.

EMPLOYMENT AGREEMENTS

        Mr. Gonçalves is our only executive officer with an employment agreement.

        Effective February 2003, we entered into an employment agreement with Mr. Gonçalves, providing for an initial annual base salary of $375,000 together with a performance bonus as determined annually by the Board in its sole discretion. The employment agreement is for a term of three years, and unless terminated or not renewed by us or not renewed by Mr. Gonçalves, the term will continue thereafter on a year-to-year basis on the same terms existing at the time of renewal. If the agreement terminates because of Mr. Gonçalves' disability, he will receive an amount equal to his then current salary for one year or the remainder of the term of the employment agreement, whichever is greater; provided that such amount will be reduced by any disability insurance payments made to Mr. Gonçalves. If we terminate his employment without cause, Mr. Gonçalves will receive an amount equal to his then current salary for two years. In either case, payment is due in one lump sum on the effective date of termination. If Mr. Gonçalves dies during the term of his employment agreement, then the agreement will immediately terminate, and no severance compensation is required to be paid to his estate. If Mr. Gonçalves (a) has his employment terminated without cause within three months prior or twelve months after we undergo a change in control (defined to include, among other events, sale of all three of our product groups) or (b) terminates his employment voluntarily for certain specific reasons, Mr. Gonçalves will receive in one lump sum the greater of (i) the remaining base salary to which he is entitled under the agreement or (ii) two years of his current base salary. The employment agreement contains a covenant not to compete with us for a period of two years immediately following the termination of his employment.

COMPENSATION, BENEFITS AND GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        In 2004, the members of the Compensation, Benefits and Governance Committee were Messrs. Leckie, DiLacqua, Morris and Sanida, none of whom is a current or former employee or officer of ours. Effective January 1, 2005, Mr. Davis was appointed to serve as a member of this Committee. Although Mr. Davis served as a member of the Office of the Chairman in the last quarter of 2002 and the first quarter of 2003, the majority of independent board members believe that his service on this Committee was in the best interest of the Company. The Compensation, Benefits and Governance Committee has neither interlocks nor insider participation.

REPORT OF COMPENSATION, BENEFITS AND GOVERNANCE COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation, Benefits and Governance Committee of our Board of Directors determines the amount and form of compensation and benefits payable to our Chief Executive Officer and certain other executive officers. The Compensation, Benefits and Governance Committee currently consists of five members, none of whom is a current or former employee or officer of ours.

        Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to our CEO and our four other highest paid executive officers. Certain performance-based compensation and certain other compensation that has been approved by stockholders are not subject to the deduction limit. We have qualified certain compensation paid to the executive officers for deductibility under Section 162(m), including compensation expenses related to options granted through 2003 pursuant to our 2002 Long-Term Incentive Plan. To the extent that compensation payments to the applicable executive officers and compensation expense related to options subsequently granted to those individuals exceed the Section 162(m) limitations in any year, such expense would not be deductible. We may from time to time pay compensation to our executive officers that may not be deductible.

COMPENSATION PHILOSOPHY

        In November 2002, the Compensation, Benefits and Governance Committee adopted its Charter, which was ratified by the Board. The charter was amended on January 28, 2005. Pursuant to this Charter, the Compensation, Benefits and Governance Committee executes and monitors an executive compensation structure designed to achieve short and long term financial objectives, build shareholder value and reward executives for our performance. Our executive compensation philosophy was initially designed to attract, retain and motivate executives who would drive our emergence from bankruptcy and return us to profitability. The Compensation, Benefits and Governance Committee believes that offering a total rewards package should consist of three components: base salary, annual bonus potential and stock-based incentives.

BASE SALARY

        Base salaries were set at levels which the Compensation, Benefits and Governance Committee believes were competitive relative to similar positions at companies of comparable size in our industry.

SHORT-TERM INCENTIVE COMPENSATION

        Our executive bonus program provides for annual cash awards based on personal and financial objectives. The objectives for the CEO and other corporate officers in 2004 were primarily related to the significant improvement in the company's operating results and profits during 2004.

LONG-TERM INCENTIVE COMPENSATION

        In October 2002, in conjunction with our Chapter 11 Plan of Reorganization, the Board of Directors and our unsecured creditors approved our 2002 Long-Term Incentive Plan. In determining the number of stock options or stock grants to be awarded to a particular person under that plan, the Compensation, Benefits and Governance Committee considers that person's employment position, his or her performance in that position, other compensation received by that individual and industry comparisons.

        This report is furnished by the Compensation, Benefits and Governance Committee of the Board of Directors.

John G. Leckie, Jr., Chairman John T. DiLacqua, Jr. Charles P. Sanida Gerald E. Morris Eugene I. Davis

STOCK PERFORMANCE GRAPH

        The following performance graph compares the cumulative total stockholder return on our common stock with the cumulative total return of the Standard & Poor's 500 Index, the Russell 2000 Index and a peer group index comprised of Gibraltar Industries, Inc. (ROCK), Reliance Steel & Aluminum Co. (RS), Ryerson Tull, Inc. (RT), Worthington Industries, Inc. (WOR), A.M. Castle & Co. (CAS), Steel Technologies, Inc. (STTX) and Olympic Steel, Inc. (ZEUS). The cumulative total return computations set forth below assume the investment of $100 in our common stock, the Standard & Poor's 500 Index, the Russell 2000 Index and the peer group. In June 2003, our common stock began trading on the American Stock Exchange under the ticker symbol "MLT" and in March 2004, our common stock began trading on the NASDAQ under the ticker symbol "MUSA".

REPORT FROM THE AUDIT COMMITTEE

        The following is the report of our Audit Committee with respect to our audited financial statements for the year ended December 31, 2004. The information contained in this report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Metals USA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in such filing.

REVIEW WITH MANAGEMENT

        The Audit Committee has reviewed and discussed our audited financial statements with our management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT AUDITORS

        The Audit Committee has discussed with Deloitte & Touche, LLP, our independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) including (1) methods used to account for any significant unusual transactions; (2) the effect of significant accounting policies in any controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating any particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; and (4) any disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

        The Committee has also received written disclosures and the letter from Deloitte & Touche, LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant's independence from us and our related entities) and has discussed with Deloitte & Touche, LLP their independence from us.

CONCLUSION

        Based on the review and discussions referred to above, the Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004.

        This report is furnished by the Audit Committee of the Board of Directors.

                      Gerald E. Morris, Chairman
                      John T. DiLacqua, Jr.
                      John G. Leckie
                      Scott M. Tepper

CODE OF CONDUCT

        In June 1999, we adopted a Code of Conduct and in February 2004, our Board of Directors approved a revised Code of Conduct, which applies to all of our officers, directors and employees. This Code of Conduct is posted on our website at www.metalsusa.com. New employees are requested to sign the Code of Conduct upon accepting employment and existing employees are requested to reaffirm their acceptance of the Code of Conduct at the beginning of each year. In conjunction with the preparation of this Code of Conduct, we also implemented in 2003 a "hotline" for employees, vendors, customers and shareholders who may be aware of illegal or unethical acts or conduct. This "hotline" may be accessed through www.mysafeworkplace.com or by calling toll free 1-800-461-9330. The "hotline" may be used as a means for shareholders or others to send communications directly to the Board of Directors. We encourage anyone aware of illegal or unethical conduct involving Metals USA to report such conduct through the hotline.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In connection with our 2002 reorganization, we entered into a registration rights agreement with the Citadel Group pursuant to which we filed a registration statement with the SEC and thus registered for resale certain shares of our common stock owned by the Citadel Group. We must cause this registration statement to remain effective (subject to suspension during certain specified periods) until all such shares have been resold or, if earlier, October 31, 2005. We are also required to permit the inclusion of such shares on a "piggyback" basis in certain other registration statements that we file. We are required to pay all costs of our compliance with the registration rights agreement and the reasonable fees and expenses of a single counsel for holders of such shares in connection therewith.

        The Board of Directors has adopted a resolution which requires the advance approval by a majority of disinterested members of the Board of Directors with respect to all related party transactions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        In addition to performing the audit of our consolidated financial statements, Deloitte & Touche, LLP provided various other services to us during 2003 and 2004, including in connection with our Chapter 11 reorganization in 2002. The following table summarizes the aggregate fees billed to Metals USA by Deloitte & Touche, LLP (in millions of dollars):

	2004	2003
Audit Fees(a)	.7	.9
Sarbanes-Oxley Audit-Related Fees(b)	2.0	—
Tax Fees(c)	.3	1.0
All Other Fees(d)	—	.1

Total	3.0	2.0

  (a)
  Fees for audit services billed in 2004 and 2003 consisted of:

        •    Audit of the Company's annual financial statements

        •    Reviews of the Company's quarterly financial statements

  (b)
  Sarbanes-Oxley documentation and compliance

  (c)
  Fees for tax services billed in 2004 and 2003 consisted of tax compliance and tax planning and advice. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

  i.
  Federal, state and local income tax return assistance

  ii.
  Sales and use, property and other tax return assistance

  iii.
  Requests for technical advice from taxing authorities

  iv.
  Assistance with tax audits and appeals

  v.
  Fees for tax planning and advice services totaled $0.5 million and less than $0.1 million in 2004 and 2003, respectively. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted primarily of intra-group restructuring and bankruptcy related matters.

  (d)
  Other fees billed in 2004 and 2003 included audit of employee benefit plans, consulting services relating to a property insurance claim in 2001, recorded bankruptcy notes, acquisition and divesture issues and information technology consulting related to the termination of the CIO in 2003.

        In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission (the "SEC") to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors, officers and beneficial owners of more than 10% of our common stock are required to file reports of ownership and reports of changes in ownership with the SEC and NASDAQ. Directors, officers and beneficial owners of more than 10% of our common stock are also required to furnish us with copies of all such reports. Based on our review of copies of such forms, we believe directors, executive officers and greater than 10% beneficial owners complied with all filing requirements during 2004.

ANNUAL REPORTS

        The Sarbanes-Oxley Act of 2002 imposed many requirements regarding corporate governance and financial reporting. One requirement, under section 404 of the Act, beginning with the 2004 annual report, is for management to report on the Company's internal controls over financial reporting and for our independent registered public accountants to attest to management's report. In late November 2004, the Securities and Exchange Commission issued an exemptive order providing a 45 day extension for the filing of these reports and attestations by eligible companies. We elected to utilize this 45 day extension and therefore our Form 10-K, as filed on March 9, 2005, does not include these reports. On April 28, 2005, we filed our Form 10-K/A (an amended Form 10-K), which included these reports. These reports disclosed no material weaknesses in our internal controls over financial reporting. A copy of the form 10-K/A, including any financial statements and schedules and a list describing any exhibits not contained therein, accompanies this Proxy Statement and a copy may also be obtained without charge to any stockholder. Written requests for copies of the report should be directed to John A. Hageman, Secretary, Metals USA, Inc., One Riverway, Suite 1100, Houston, Texas 77056.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

        Proposals of stockholders intended to be presented at our 2006 Annual Meeting of Stockholders must be received by our Secretary no later than December 15, 2005, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

        Under our bylaws, nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors, but only if written notice of such stockholder's intent to make such nominations has been received by our Secretary at our principal executive office not less than 60 days nor more than 90 days prior to the first anniversary date of the immediately preceding annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60thday prior to such annual meeting or the 10th day following the day on which we first make public announcement of the date of such meeting. The stockholder's notice must set forth: (i) with respect to each proposed nominee, name, age, business and residential address, principal occupation or employment, class and number of shares of our common stock beneficially owned, a description of all arrangements or understandings between such stockholder and such nominee, any other information that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, such other information as we may reasonably require to determine the eligibility of such nominee to serve as a director and such nominee's written consent to serve as a director if so elected; (ii) with respect to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) with respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on our books, and of such beneficial owner and (2) the class and number of shares of our common stock which are owned beneficially and of record by such stockholder and such beneficial owner.

OTHER MATTERS

        The Board of Directors knows of no matters that are expected to be presented at the Annual Meeting other than those described in this proxy statement. Should any other matter properly come before the Annual Meeting, however, the persons named in the form of proxy accompanying this proxy statement will vote all shares represented by proxies in accordance with their best judgment on such matters.

        The prompt return of your enclosed proxy will be appreciated. Therefore, whether or not you expect to attend the meeting, please sign and date the enclosed proxy and return it in the enclosed postage paid envelope.

By Order of the Board of Directors

John A. Hageman Secretary

Houston, Texas
May 2, 2005

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!
QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

        Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by phone or Internet, please follow these easy steps

TO VOTE BY PHONE

        Call toll free 1-877-PRX-VOTE (1-877-779-8683) on a touch tone telephone. Shareholders residing outside the United States, Canada and Puerto Rico should call 1-201-536-8073. Telephone voting will be available until 8:00 a.m., Eastern time, on June 28, 2005.

        Use the Control Number located in the gray box on the reverse side. Enter the Control Number and pound signs (#) exactly as they appear.

        Follow the recorded instructions.

TO VOTE BY INTERNET

        Log on to http://www.eproxyvote.com/musa which will be available until 12:00 midnight, Eastern time, on June 28, 2005.

        Follow the instructions on the screen.

        You can also elect to receive future shareholder materials electronically at this web site or, simply log onto: http://www.econsent.com/musa and follow the instructions on the screen to receive these materials electronically.

THANK YOU FOR VOTING!

DETACH HERE

PROXY

METALS USA, INC. ANNUAL MEETING OF STOCKHOLDERS

Solicited by the Board of Directors of Metals USA, Inc.

        The undersigned hereby appoints Robert McPherson and Terry L. Freeman, and each of them individually, as proxies with full power of substitution, to vote all shares of Common Stock of Metals USA, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on June 28, 2005, or at any adjournment or postponement thereof, as follows:

        Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.

SEE REVERSE SIDE

Metals USA, Inc.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8220 EDISON, NJ 08818-8220

Your vote is important. Please vote immediately.

Vote-by-Internet		OR	Vote-by-Telephone
1.	Log on to the Internet and go to http://www.eproxyvote.com/musa		1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

Please mark your
votes as in
this example.

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" PROPOSAL 1 (ALL NOMINEES), AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

METALS USA, INC.

1. Election of Directors.	Nominees:
(Please see reverse)	1. Eugene I. Davis	5. John G. Leckie
	2. Daniel W. Dienst	6. Gerald E. Morris
	3. John T. DiLacqua, Jr.	7. Charles P.Sanida
	4. C. Lourenco Goncalves	8. Scott M. Tepper
9. James E. Bolin
to hold office until the 2006 Annual Meeting and until their successors are elected and qualified
FOR	WITHHELD
FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES

INSTRUCTION: to withhold authority to vote for any individual nominee, write the nominee's name in the space provided here.

Please check the following box if you plan to attend the Annual Meeting of Stockholders in person.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

Please sign exactly as name appears on this card. Joint owners should each sign. Executors, administrators, trustees, etc., should give their full titles.

                      Please complete, sign and promptly mail this proxy in the enclosed envelope.

Signature:	Date:	Signature:	Date:

QuickLinks

GENERAL
PROPOSAL 1—ELECTION OF DIRECTORS
INFORMATION REGARDING DIRECTOR NOMINEES
INFORMATION REGARDING THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS
STOCK OPTIONS
EMPLOYMENT AGREEMENTS
COMPENSATION, BENEFITS AND GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF COMPENSATION, BENEFITS AND GOVERNANCE COMMITTEE ON EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
REPORT FROM THE AUDIT COMMITTEE
CODE OF CONDUCT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL ACCOUNTANT FEES AND SERVICES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORTS
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER MATTERS